Exhibit 23.6

20/F, Kerry Center

1515 Nanjing West Road

Shanghai 200040, PRC

September 30, 2010

ShangPharma Corporation

No. 5 Building, 998 Halei Road

Zhangjiang Hi-Tech Park Pudong New Area

Shanghai, 201203

The People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Regulation” and “Legal Matters” in the prospectus included in the registration statement on Form F-1 to be filed by ShangPharma Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

The above paragraph shall not be construed to the extent our opinion contained in any of the aforementioned sections of the prospectus may be regarded as issuing opinion to or may be relied upon by underwriters or otherwise in violation of a circular promulgated by CSRC in 2008 which prohibits issuance of opinion by company legal counsel to underwriters in the same transaction or reliance by underwriters upon opinion issued by company legal counsel in the same transaction. Further, to the extent our opinion in the aforementioned sections of the prospectus is relied upon by any person other than the company which is our only client in this IPO transaction, such person may only rely upon such opinion other than on any client-attorney relationship with us.

Sincerely yours,

/s/ Fangda Partners
Fangda Partners